PROSPECTUS	Pricing Supplement No. 3725
Dated April 9, 2002	Dated April 17, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No.s 333-66560 and 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: April 17, 2002

Settlement Date (Original Issue Date): April 22, 2002

Maturity Date: April 22, 2004

Principal Amount (in Specified Currency): US$ 200,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.125%

Net Proceeds to Issuer: US$ 199,750,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): One Month USD LIBOR plus 12 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
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Pricing Supplement No. 3725
Dated April 17, 2002
Rule 424(b)(3)-Registration Statement
No.s 333-66560 and 333-84462

Interest Payment Period: Monthly

Interest Payment Dates: Monthly on the 22nd of each month, commencing May 22, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR plus 12 basis points.

Interest Reset Periods and Dates: Monthly on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP No.: 36962GYG3

ISIN No.: US36962GYG36

Common Code: 014698990

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

(Floating Rate)
Page 3
Pricing Supplement No. 3725
Dated April 17, 2002
Rule 424(b)(3)-Registration Statement
No.s 333-66560 and 333-84462

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.